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                                                                 Exhibit 21
                                                                 ----------

                          SUBSIDIARIES OF THE COMPANY



Name of Subsidiary                               State or other jurisdiction of
------------------                               incorporation or organization
                                                 -------------------------------


PictureTel Securities Corporation                Massachusetts

PictureTel International Corporation             Delaware

PictureTel Technology Corporation                Delaware

PictureTel Service Corporation                   Delaware

PicTel Videoconferencing Systems Corporation     Delaware

PictureTel Australia Pty. Ltd.                   Australia

PictureTel International Ltda.                   Brazil

PictureTel GmbH                                  Germany

PictureTel Italy S.r.l.                          Italy

PictureTel Japan, KK.                            Japan

PictureTel Mexico S.A. de C.V.                   Mexico

PictureTel Service Ltd. Pte.                     Singapore

PictureTel Scandinavia AB                        Sweden

PictureTel (Schweiz) AG                          Switzerland

PictureTel UK Limited                            United Kingdom

PictureTel FSC, Ltd.                             United States Virgin Islands

PictureTel Venezuela SA                          Venezuela

MultiLink, Inc.                                  Massachusetts

MultiLink Europe Ltd.                            United Kingdom

MultiLink UK Limited                             United Kingdom



          All the subsidiaries are wholly owned (except for director's qualifying shares in certain countries), either directly or indirectly, by the company and may do business under their own name as well as the name PictureTal Corporation